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                                  BRISTOL HOUSE
                                  -------------
                            ASSET PURCHASE AGREEMENT
                            ------------------------


         THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of December __, 1997, is by and among 72 VENTURES, LTD., an Ohio limited liability company (hereinafter referred to as the "Buyer"), and AMERICAN CARE CENTER, INC., an Ohio corporation (hereinafter referred to as the "Seller"). Certain terms used herein have the meanings specified in Section 15 of this Agreement.

                                   WITNESSETH:
                                   -----------

         WHEREAS, Seller is the operator of the long term health care facility known as the Bristol House located at 1169 Bryden Road, Columbus, Ohio, which has one hundred forty- seven (147) licensed long-term care beds, some of which are certified for both Medicare and all of which are certified for Medicaid participation (the "Facility");

         WHEREAS, Seller owns all the real property and improvements in and on which the business of the Facility is conducted and Seller owns or leases all the personal property used in connection with the Facility;

         WHEREAS, Seller desires to sell, transfer and convey to Buyer, and Buyer desires to purchase from Seller, the Facility together with all assets (real and personal) utilized in connection with the operation of the Facility; and

         WHEREAS, simultaneously with the execution of this Agreement and as additional consideration for entering into this Agreement, an affiliate of Buyer, 54 Realty, Ltd., an Ohio limited liability company (the "Companion Buyer"), and an affiliate of Seller, Health America, Inc., an Ohio corporation (the "Companion Seller"), have entered into a certain Wendt-Bristol Alzheimer's Center Asset Purchase Agreement of even date herewith (the "Companion Agreement") for the purchase and sale of a facility known as Wendt-Bristol Alzheimer's Center located at 2841 E. Dublin-Granville Road, Columbus, Ohio (the "Companion Facility").

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. SALE AND PURCHASE OF ASSETS, ASSUMPTION OF LIABILITIES.
            -------------------------------------------------------

         1.1      ASSETS TO BE SOLD.

                  (a) On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and convey to Buyer at the Closing (as hereinafter defined) free and clear of all Liens (as hereinafter defined) except those assumed by Buyer, and Buyer agree to purchase, the Facility and, except for the Excluded Assets set forth in

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         Section 1.1(b), all of the real property, fixtures, personal property and other assets owned by Seller and used or held in connection with the Facility (collectively, the "Assets"), including, but not limited to all of Seller's rights, title and interest, if any, in and to:

                           (i) all real property identified in Schedule
                  1.1(a)(i), together with all buildings, improvements, fixtures (including, without limitation, all heating, plumbing, air conditioning, ventilation and electrical equipment), rights of way, easements and appurtenances thereto (collectively, the "Real Property");

                           (ii) all furnishings, furniture, machinery,
                  equipment, supplies, inventory, linens, medicine, foodstuffs, consumable and other personal property of any type or description, including, without limitation, all beds, chairs, sofas, wheelchairs, tables, kitchen and laundry equipment (collectively, the "Tangible Property"), including, without limitation, the Tangible Property identified in Schedule 1.1(a)(ii);

                           (iii) all licenses, permits, certificates, consents,
                  approvals, waivers and other authorizations (including, without limitation, any authorizations to participate in any state or federal reimbursement program such as Medicaid or Medicare), whether issued or granted by any Governmental Authority or by any other Person, to the extent the same are transferable, and all operating, license and certification rights with respect to the One Hundred Forty-Seven (147) licensed beds which are included in Seller's Certificate of Need for the Facility (collectively, the "Licenses"), including, without limitation, the Licenses identified in
                  Schedule 1.1(a)(iii);

                           (iv) all books of account, records, files, invoices,
                  customer lists, supplier lists, consultants' reports, budgets and projections and other similar data located at the Facility and all medical records of patients and residents of the Facility;

                           (v) all telephone numbers, telephone listings, yellow
                  page ads, sales literature, promotional literature and other selling materials relating to the Facility;

                           (vi) all rights under any assumed contracts
                  (collectively, the "Assumed Contracts"), including, without limitation, the Assumed Contracts identified in Schedule 1.1(a)(vi) and specifically including the assumption of the indebtedness in the original principal amount of Two Million Nine Hundred Ninety-Eight Thousand Eight Hundred Dollars ($2,998,800.00) in favor of JP Mortgage Co., which indebtedness is secured by a certain Mortgage Deed and Regulatory Agreement, all dated May 1, 1992 (the "HUD Mortgage"); and

                           (vii) all other assets of Seller of the foregoing
                  nature purchased or acquired by Seller between the date hereof and the Closing Date (as hereinafter defined).

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                  (b) Notwithstanding the provisions of Section 1.1(a), Seller shall not sell, assign, transfer or convey to Buyer the following items (collectively, the "Excluded Assets"):

                           (i) any cash or cash equivalents including without
                  limitation the HUD Replacement Reserve Account and any other mortgage escrow balances;

                           (ii) any accounts receivable or other amounts due or
                  owing to Seller from any party with respect to, or arising out of the operation of, the Facility prior to the Closing Date (collectively, the "Existing Accounts Receivable");

                           (iii) any minute books or stock records of Seller;
                  and

                           (iv) any rights of Seller under any contract or lease
                  to which Seller is a party (collectively, the "Excluded Contracts"), including but not limited to, those listed on
                  Schedule 1.1(b)(iv), other than the Assumed Contracts.

         1.2 ASSUMPTION OF LIABILITIES. Except for the liabilities and obligations of Seller under the Assumed Contracts, but only to the extent (i) accruing and relating solely to the period from and after the Effective Time (as hereinafter defined) and (ii) the corresponding, benefits relating thereto are validly assigned to and received by Buyer (collectively, the "ASSUMED LIABILITIES"), Buyer shall not assume, and Seller shall remain responsible for any and all liabilities and obligations of Seller or any of its Affiliates (collectively, the "RETAINED LIABILITIES"). Without limiting the generality of the foregoing, Buyer shall not assume any liabilities or obligations of Seller to the Ohio Department of Human Services ("ODHS") for Medicaid or Medicare settlements and/or any other amounts due to ODHS or Medicare by Seller. Buyer shall have the right to cause any tenant or operator that is engaged by Buyer to assume any of Buyer's obligations under this Section 1.2; provided however, Buyer shall not be released from any obligations to Seller incurred herein.

                               2. PURCHASE PRICE.
                                  ---------------

         2.1 TOTAL PRICE. In consideration for the sale, transfer, assignment and conveyance of the Facility and the Assets to Buyer, Buyer hereby agrees to pay Seller the purchase price of Six Million Eighty Thousand Dollars and No Cents ($6,080,000.00) (the "Purchase Price"), together with an amount mutually agreeable by Buyer and Seller as a credit for cost of inventory on hand at time of Closing, subject to adjustment as hereinafter provided, as follows:

         (a) in immediately available funds to Seller the sum of Six Hundred Thousand Dollars ($600,000.00) (the "Cash Amount");

         (b) the assumption of the unpaid principal balance of the HUD Mortgage, together with any accrued interest thereon, which is Two Million Nine Hundred Thirty-Three Thousand Nine Hundred and Ninety-Eight Dollars ($2,933,998.00) as of the Effective Date (as hereinafter defined) (the "HUD Mortgage Assumption Amount");


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         (c) the execution and delivery of a Cognovit Promissory Note in the principal amount of One Million Dollars ($1,000,000.00) at an interest rate of 8% per annum, with quarterly payments of interest and being due and payable on or before December 31, 1999 (the "$1,000,000 Note") in the form of Exhibit 2.1(c) hereto; and

         (d) the remainder of the Purchase Price, plus the inventory adjustment, shall be paid by the execution and delivery of a Cognovit Promissory Note at an interest rate of 8% per annum, with quarterly payments of interest and being due and payable in one hundred eighty (180) days after the Closing Date (the "Balance Note") in the form of Exhibit 2.1(d) hereto. The payment of the $1,000,000 Note and the Balance Note shall be guaranteed by Harold Sosna and Raymond Schneider personally in the form a Continuing Guaranty attached hereto as Exhibit 2.1(d)-2 (the "Guaranty").

The Cash Amount, the HUD Assumption amount, $1,000,000 Note amount and the Balance Note amount shall hereinafter collectively be referred to as the "Total Price."

         2.2      PRORATION OF EXPENSES.

         2.2.1 All expenses arising from the conduct of the business of the Facility in the ordinary course, including all real estate and personal property taxes, amounts owed under the Assumed Contracts, trade payables, telephone expenses and utility charges shall be apportioned between Buyer and Seller as of the Effective Time, in accordance with the principle that Seller shall be entitled to and shall be responsible for all revenues, expenses and obligations arising from the operation of the Facility prior to the Effective Time, and Buyer shall be entitled to and responsible for all revenues, expenses and obligations arising from the operation of the Facility after the Effective Time. Seller shall supply all title evidence, engineering, and environmental reports it has in its possession to Buyer. Buyer shall pay for the cost of appraisal, a title policy, environmental reports and survey.

         2.2.2 Seller has delivered or shall deliver to Buyer at least seven days prior to the Closing Date, a schedule (the "Proration Schedule"), setting forth all ongoing expenses associated with the operation of the Facility, such as payroll, food service, taxes, etc., including expenses which have been prepaid by Seller and expenses for goods or services received by or rendered to the Facility which have not been paid by Seller as of the Effective Time, detailing each such expense in an itemized manner, with estimates for any expenses as to which definitive amounts are unavailable or incalculable at such time. The sum of all prepaid expenses listed on the Proration Schedule shall be deducted from the sum of all accrued but unpaid expenses listed on such schedule (or vice versa, if the amount of the prepayments is greater), and the difference owed to Buyer or Seller, as the case may be, shall be settled on the Closing Date by adding or subtracting such amount to the Closing payment. If any estimate of any expense on the Proration Schedule proves to be incorrect, then within sixty (60) days after the Closing Date, Seller or Buyer, as the case may be, shall reimburse the other party promptly after receipt of definitive bills, to the extent such estimate was incorrect. Notwithstanding the foregoing, Seller shall endeavor to eliminate all prepaid expenses prior to


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Closing Date. This Section 2.2 shall survive the Closing and the recording of the Deed (as hereinafter defined) and shall not be merged thereby.

         2.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price for the Assets shall be allocated among the Assets in accordance with a schedule to be prepared by Buyer in good faith and delivered to Seller ten (10) days following execution of this Agreement. If Seller does not concur, the parties will mutually use their best effort to reach an agreed upon allocation of the Purchase Price. Seller and Buyer agrees to prepare and file all federal, state and local income Tax Returns and other filings reflecting the transactions contemplated hereunder on a basis consistent with such allocation, and to cooperate with each other in good faith in preparing any and all statements required to be included in the Tax Returns, reflecting such allocation.

         2.4 CHANGE OF OWNERSHIP NOTICE PENALTY. If the Ohio Department of Human Services assesses a penalty due to the late filing of a notice of change of ownership, such penalty shall be the obligation of Seller. This Section 2.4 shall survive the Closing and the recording of the Deed and shall not be merged thereby.

                       3. THE CLOSING: CLOSING DELIVERIES.
                          --------------------------------

         3.1 THE CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall occur at the offices of Geoffrey E. Webster, 17 South High Street, Ste. 600, Columbus, Ohio, on the first business day following the date on which all of the conditions set forth in Articles 4 and 5 shall have been satisfied or waived, or on such other date as both parties may agree in writing (the "Closing Date") but in no event later than December 31, 1997.

         3.2 EFFECTIVE TIME. The Closing shall be deemed effective (the "Effective Time") for all purposes as of 11:59:59 p.m. on December 31, 1997 for Seller and 12:00:01 a.m. on January 1, 1998 for the Buyer.

         3.3      DELIVERIES AT THE CLOSING.

         3.3.1 At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                  (a) a certificate of the secretary of Seller certifying copies of (i) the Articles of Incorporation of Seller; (ii) all requisite resolutions or actions of Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and therein; and (iii) the identification and signature of each officer of Seller;

                  (b) a general warranty deed (the "Deed") in the form of
         Exhibit 3.3.1(b) hereto in recordable form conveying marketable and insurable title to the Real Property, subject only to the Permitted Encumbrances (as hereinafter defined) applicable thereto, duly executed by Seller;


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                  (c) an affidavit of title in the usual form attesting to the absence of any Liens (other than Permitted Encumbrances) on the Real Property, and satisfactory in form and substance to Buyer and its title company insuring marketable title to the Real Property and in a form sufficient to remove the "printed exceptions" from the title commitment, duly executed by Seller;

                  (d) a bill of sale for the Assets being conveyed hereunder in the form of Exhibit 3.3.1(d) hereto (the "Bill of Sale"), duly executed by Seller;

                  (e) separate assignments conveying the interest of Seller in and to (i) the Assumed Contracts, all warranties, guarantees and assurances (if any) given by third parties with respect to any of the Assets and all Licenses relating to the Facility (to the extent such Licenses are transferable), the form of which assignment shall be negotiated in good faith between Buyer and Seller within thirty (30) days of execution of this Agreement (the "General Assignment"), duly executed by Seller;

                  (f) an assignment of all amounts held by Seller in trust for the benefit of Residents in the form which shall be negotiated in good faith between Buyer and Seller within thirty (30) days of execution of this Agreement (the "Patients' Trust Funds Assignment"), including patients occupying the nursing home beds at the Facility, and a certificate of Seller itemizing all such amounts and for whom they are held and certifying that: (i) such amounts represent all amounts so held by Seller; and (ii) no person has or may have any claim against Seller with respect to its custody, management or application of any such amounts, provided, however, Buyer shall thereby assume responsibility for said Patient Trust Funds and agree to indemnify Seller for any claims, losses, damages or other expenses (including attorney's fees) of or made against, Seller for such Patient Trust Funds. Seller will indemnify Buyer for any pre-closing claim and Buyer will indemnify Seller for any post-closing claim;

                  (g) a nonforeign affidavit certifying that Seller is not a "foreign person" under the Code and such other information as may be required under the applicable provisions of the Code, duly executed by Seller;

                  (h) an opinion of counsel to Seller dated as of the Closing Date in the form which shall be negotiated in good faith between Buyer and Seller within ten (10) days of execution of this Agreement; and

                  (i) Seller shall provide such information and documents necessary to enable Buyer to comply with OAC Rule 5101:3-3-24(E).

         3.3.2 At the Closing, Buyer shall deliver or cause to be delivered the following:



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                  (a) the Cash Amount in immediately available funds;

                  (b) the $1,000,000 Note;

                  (c) the Balance Note;

                  (d) the Guaranty; and

                  (e) an assumption by Buyer of the Assumed Liabilities, including, but not limited to, the HUD Mortgage, and an indemnification of Seller from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever, paid, incurred or suffered by, or asserted against either of Seller which relate to or arise in connection with the operation of the Facility from and after the Effective Date.

                      4. CONDITIONS TO BUYER'S OBLIGATIONS.
                         ----------------------------------

         The obligation of Buyer to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction, or waiver by Buyer, on or before the Closing Date, of the following conditions:

         4.1 DUE DILIGENCE. Buyer has completed its due diligence review of the Facility and its operations and is satisfied with the results thereof; provided, however, the waiver of this contingency at Closing shall not in any way reduce or waive Buyer's rights under Section 10.2 that survive the Closing.

         4.2 REPRESENTATIONS AND WARRANTIES. The material representations and warranties of Seller contained in this Agreement, the Schedules or Exhibits hereto or in any certificate or document delivered by Seller to Buyer in connection with the transactions contemplated hereby shall be true on and as of the Closing Date with the same effect as though such representations and warranties were made on such date.

         4.3 PERFORMANCE OF COVENANTS. Seller shall have performed and complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

         4.4 ADVERSE CHANGES. There shall not have been any materially adverse change in the assets, properties, condition (financial or otherwise), prospects or results of operations of the Facility from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a materially adverse change.

         4.5 TITLE AND SURVEY. Buyer shall have received an owner's title insurance commitment acceptable to it, at Buyer's expense and dated within 10 days of this Agreement insuring that upon the Closing Buyer will own good and marketable fee simple title to the Real Property, free and clear


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of all Liens other than Permitted Encumbrances. Within 5 days following the execution and delivery of this Agreement, Seller shall deliver to Buyer copies of all title policies and surveys with respect to the Real Property which are in its possession. Seller, at Buyer's expense, shall promptly order an examination of title to the Real Property from a title company licensed to do business in Ohio, which title report shall be delivered to Buyer within ten (10) days of this Agreement. Buyer shall deliver to Seller a copy of such report together with a written statement identifying any defects, encumbrances or objections to title. Seller shall have 10 days from its receipt of such statement to remove such defects, encumbrances or objections to title, provided that all mortgages, liens, judgments or defects representing security for the payment of monetary obligations except those assumed by Buyer shall be paid or satisfied by Seller at or prior to the Closing. If Seller shall fail, or is unable, to remove any of such defects, encumbrances or objections to title, Buyer may, at its option, either (i) waive such defects, encumbrances or objections to title and proceed to Closing or (ii) terminate this Agreement, whereupon neither party shall have any further liability or obligation hereunder.

         4.6 CONSUMMATION OF THE COMPANION AGREEMENT; CROSS DEFAULT. Simultaneously with the execution of this Agreement, the Companion Seller has executed the Companion Agreement with the Companion Buyer. The failure of the Companion Seller to perform its obligations thereunder shall relieve Buyer of any obligation under this Agreement. The parties to the Companion Agreement shall have consummated the transactions contemplated by the Companion Agreement for the purchase and sale of the Companion Facility.

         4.7 SUBSTANTIAL COMPLIANCE WITH MEDICARE AND MEDICAID PROGRAM PARTICIPATION REQUIREMENTS. Seller shall have the Facility be in substantial compliance with Medicare and Medicaid program participation requirements for nursing facilities with no outstanding proposals of sanctions or remedies by the Ohio Department of Health or the Health Care Financing Administration.

                     5. CONDITIONS TO SELLER'S OBLIGATIONS.
                        -----------------------------------

         Seller's obligation to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction, or waiver by Seller, on or before the Closing Date, of all of the following conditions:

         5.1 TOTAL PRICE. Seller shall have received the Total Price.

         5.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement, the Schedules or Exhibits hereto or in any certificate or document delivered by Buyer to Seller in connection with the transactions contemplated hereby shall be true on and as of the Closing Date with the same effect as though such representations and warranties were made on such date.


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         5.3 CONSUMMATION OF THE COMPANION AGREEMENT; CROSS DEFAULT.
Simultaneously with the execution of this Agreement, the Companion Seller has executed the Companion Agreement with the Companion Buyer. The failure of the Companion Buyer to perform its obligations thereunder shall relieve Seller of any obligation under this Agreement. The parties to the Companion Agreement shall have consummated the transactions contemplated by the Companion Agreement for the purchase and sale of the Companion Facility.

                   6. SELLER'S REPRESENTATIONS AND WARRANTIES.
                      ----------------------------------------

         Seller makes the following warranties to Buyer:

         6.1      ORGANIZATION AND AUTHORITY: NO CONFLICT.

         6.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of state of Ohio. Seller is qualified or licensed to do business in Ohio and in each other jurisdiction where the character of the Assets or the nature of the business of the Facility makes such qualification or licensing necessary. Seller has all requisite power to own, operate and lease the Facility and the Assets and to carry on the business of the Facility as now being conducted. Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement, and each other agreement or document to be delivered by Seller in connection herewith, has been duly authorized and approved by all necessary action of Seller, has been duly executed and delivered by Seller and is a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

         6.1.2 The execution, delivery, and performance of this Agreement, and each other agreement and document to be delivered by Seller in connection herewith, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the transfer of the Facility and the Assets to Buyer), will not (i) violate any agreement, document or instrument concerning Seller; (ii) require Seller to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Governmental Authority or any other Person other than the Ohio Department of Health, the Ohio Department of Human Services and the Health Care Financing Administration regarding the change of ownership of an Ohio licensed nursing home with Medicare and Medicaid certification; (iii) violate, conflict with, or result in the breach of any of the terms of, result in a material modification of, or otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any agreement, lease, commitment or other binding arrangement to which Seller is a party or by or to which Seller or the Facility or any of the Assets is bound; (iv) violate any order or decree of any Governmental Authority against or binding upon Seller or the Facility or the Assets; (v) violate any law or regulation of any Governmental Authority; or (vi) violate or result in the revocation or suspension of any License.

         6.2 TITLE. Except for the permitted encumbrances, Seller has good and marketable title to the Facility and the Assets, free and clear of all Liens. At the Closing, Seller will transfer to


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Buyer good and marketable title to the Facility and the Assets, free and clear of all Liens, except for Permitted Encumbrances. No Person has any option or any right capable of becoming an option for the purchase of the Facility or the Assets.

         6.3 FINANCIAL STATEMENTS. Seller has delivered or will deliver to Buyer cost reports relating to the operations of the Facility for the fiscal years ended December 31, 1994, 1995 and 1996. In the event Seller prepares any monthly, quarterly or other financial statement, Seller agrees to deliver to Buyer such internally produced financial statements up to the Closing Date, in each case as soon as the same are available. All of the foregoing cost reports fairly present, and will fairly present, the financial condition and results of operations of the Facility on the dates and for the financial periods then ended, and are, and will be, true and correct, in all material respects.

         6.4 LITIGATION. Except as set forth in Schedule 6.4, there are no actions, suits or legal, administrative, arbitration or other proceedings or Governmental investigations pending or threatened against Seller or the Facility before or by any Governmental Authority, and no basis exists for any such action. Seller is not a party to or subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority.

         6.5      COMPLIANCE WITH LAWS AND LICENSURE.

         6.5.1 The Facility is (i) operating and functioning as a nursing or long-term health care facility, (ii) licensed by the Ohio Department of Health, Division of Licensing, and the Ohio Department of Human Services, for the number and categories of beds set forth in Schedule 6.7 hereto, and (iii) certified as eligible for participation under the Medicaid and Medicare programs as stated in
Schedule 6.7. The Facility is not subject to any "fast track" or other license or certification actions and or to any ban on admission and no such actions are threatened or pending against Seller or the Facility.

         6.5.2 To the best of Seller's actual knowledge, Seller is not, in connection with its ownership or operation of the Facility or the Assets, in violation of any law, regulation, order or decree of any Governmental Authority and Seller is not aware of any notice of violation or alleged violation of any such law, regulation order or decree, or any pending proceeding, action or investigation with respect thereto except as to waivers in full force and effect. To the best of Seller's actual knowledge, the Facility and the Assets are in compliance with all applicable legal requirements, including, without limitation, all life safety codes. Attached hereto as Schedule 6.5.2 are copies of the last three inspection reports with respect to the Facility from the State of Ohio Department of Health, Division of Licensing, setting forth the findings of such inspections and any recommendations or requirements for alteration contained therein. In addition, attached hereto as Schedule 6.5.2 are copies of any certifications or waivers issued by the United States Department of Health and Human Services with respect to the Facility and copies of the latest surveys upon which such certifications or waivers were issued. Except as set forth in
Schedule 6.5.2, Seller has no knowledge of any facts or conditions which could have a materially adverse effect upon the licensure or certification of the Facility.



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         6.5.3 Seller has obtained all Licenses that are necessary for the operation of the Facility. All such Licenses are listed in Schedule 1.1(a)(iii) to the best of Seller's knowledge and are in full force and effect. Seller has no knowledge that any violation has been recorded or alleged in respect of any such License. Except with respect to the Ohio Departments of Human Services and Health, the transfer of the Facility and the Assets to Buyer and the operation of the Facility by Buyer after the Closing in the manner in which it is currently operated will not require the transfer of any License that may not be transferred to Buyer without the consent or approval of any Governmental Authority or other Person.

         6.5.4 Any and all patient trust funds held, maintained or administered by or on behalf of Seller or the Facility have been, and presently are, held, maintained or administered in full compliance with all applicable laws, rules and regulations. The books and records of the Facility relating to patient trust fund accounts are true and correct. At the Closing, Seller shall execute and deliver the Patients' Trust Funds Assignment and transfer the trust funds and the records pertaining thereto to Buyer; it being understood that Buyer shall take no responsibility nor assume any obligation for any patient trust fund with a negative balance. It is understood by the parties that the funds in the trust accounts are not the property of Seller, and are not included in the Purchase Price. A list of the account balances for each patient's trust fund to be updated at the Closing is attached hereto as Schedule 6.5.4. Buyer agrees to and shall indemnify Seller for any claims, losses, damages, or other expense made against Seller for such funds as are listed in said Schedule 6.5.4 as is further set forth in Section 12.3 hereunder, which claim is made for any period after the Closing Date.

         6.6      SURVEYS; COST REPORTS.

         6.6.1 Seller has delivered to Buyer complete and accurate copies of all of the survey or inspection reports made with respect to the Facility during the calendar years 1995, 1996 and 1997 and will deliver complete and accurate copies of such reports made with respect to the Facility through the Closing Date by any Governmental Authority promptly upon receipt. To the best of Seller's knowledge, all exceptions, deficiencies, violations or other indications of lack of compliance in such reports have been or will be, by Closing, fully corrected and there are or will be, by Closing, no bans on admission or licensure, curtailments outstanding or threatened as a result of any such inspections.

         6.6.2 To the best of Seller's knowledge, Seller has filed all required cost reports with respect to Medicaid and Medicare. Seller has delivered to Buyer all such cost reports for Medicaid and Medicare and all other rate compensation and reimbursement reports, audits and schedules prepared or issued by, or filed with, any Governmental Authority or private payer with respect to the operations of the Facility for the last 3 years and each such report is complete and accurate in all respects.

         6.7 LICENSED BED AND CURRENT RATE SCHEDULE. Schedule 6.7 sets forth (i) the number of licensed long-term care beds at the Facility, (ii) the current rates charged by the Facility to its residents including the assisted living and/or independent living beds, (iii) the number of beds or units presently occupied in, and the occupancy percentage at, the Facility, including the current rates charged by the Facility for each such occupied bed or unit, and
(iv) the name of each resident at the Facility which is a "private pay" patient or who receives reimbursement from, or is a participant in, any federal or state Medicare or Medicaid program (whether pending or otherwise) or any other third party payer arrangement. As used herein, the term "private pay" shall mean a resident (i) for whom payment is not made by Medicare or Medicaid (and not including any "pending" patient), and (ii) who is not more than 60 days in arrears (based upon monthly billing having not more than 30 day terms).

         6.8      ENVIRONMENTAL MATTERS.

         6.8.1 To the best of Seller's actual knowledge: Seller's ownership and operation of the Facility and the Assets are and have been in compliance with all Environmental Laws, and Seller has obtained all Licenses necessary or required under all applicable Environmental Laws for the ownership and operation of the Facility and the Assets. All such approvals are in effect, no action to revoke or modify any of such approvals is pending and the ownership and operation of the Facility and the Assets is and has been in compliance with all terms and conditions thereof. Seller has no actual knowledge that there is now pending or threatened any claim or investigation by any Governmental Authority or any other Person concerning Seller's potential liability under Environmental Laws in connection with its ownership or operation of the Facility or the Assets.

         6.8.2 Seller has (i) provided to Buyer all information, data, test results, records, notices, disclosures, reports and history in Seller possession or control with respect to the Real Property, including all correspondence with any Governmental Authority, concerning any and all past and/or present health, safety and/or environmental issues or concerns, and (ii) to the best of Seller's actual knowledge, made all disclosures, including notice of a release or threatened release of a Hazardous Substance into the environment, required under any Environmental Law.

         6.8.3 Seller is unaware of any circumstances or conditions that exist that have a reasonable likelihood of resulting in any Damages (as hereinafter defined) arising under any Environmental Law.

         6.9 TANGIBLE PROPERTY. To the best of Seller's actual knowledge, the Tangible Property is, in all material respects, in good and usable working condition, and is suitable for the purposes for which it is used. No material portion of Tangible Property has been removed from the Facility since December 1, 1997, except for inventory and supplies consumed in the ordinary course of business. A sufficient amount of supplies are on hand at the Facility to meet all requirements of any Governmental Authority and since December 1, 1997, there has been no continuing reduction in the levels of supplies stocked at the Facility.

         6.10     REAL PROPERTY.

         6.10.1 Seller will at the Closing convey to Buyer good and marketable title to all of the Real Property, free and clear of all Liens other than (i) municipal and zoning ordinances; (ii) recorded easements for public utilities serving the Real Property, and (iii) Liens for Taxes not yet due and payable, none of which interfere with the use or occupancy of any of the Real Property and, (iv) easements, conditions and restrictions of record which do not adversely affect the use of the Real Property as a long-term care facility, and
(v) the HUD Mortgage (collectively, the "Permitted Encumbrances"). All of the Real Property is occupied by Seller and not by any tenants or other occupants (other than Facility residents). No part of the Real Property is subject to any lease or sublease.

         6.10.2 Seller has no actual knowledge that there are any planned or commenced public improvements, including, without limitation, any roadwork or road change, which may result in special assessments or otherwise affect any of the Real Property. Seller has no knowledge that any condemnation proceeding affecting any of the Real Property or any portion thereof nor any sale or other disposition of any of the Real Property or any portion thereof in lieu of condemnation is pending, threatened or contemplated. All Liens held by any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with the Facility or any Asset shall upon the Closing attach to the proceeds of the sale contemplated hereby or to the Assets or the Facility. The Facility has direct access to a public street adjoining the parcel of land on which the Facility is situated. Neither the Facility nor any portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.

         6.10.3 Seller has no actual knowledge that there is any order or violation notice from any Governmental Authority requiring repair, alteration or correction of any existing condition or any of the Real Property. Seller is unaware of any structural or mechanical defect adversely affecting the Facility, including, without limitation, inadequacy for normal use of electrical or mechanical systems, sanitary disposal systems and wells or unsafe drinking water according to standards established by any Governmental Authority.

         6.10.4 Attached hereto as Schedule 6.10.4 are true and correct copies of the most recent real estate Tax bills for the Facility. To Seller's knowledge, no proceedings have been instituted contesting the assessed value of the Facility. Seller has no knowledge of any pending or contemplated reassessment of the Facility or any portion thereof except the prior contest which has been disclosed in writing to Buyer.

         6.10.5 Seller has had no boundary or water drainage disputes with the owners of any property adjacent to the Real Property and has no knowledge of any such dispute involving former owners of the Real Property.

         6.10.6 The buildings are located entirely within the boundaries of the land and in no way encroach upon any other property; nor do any improvements on any other property encroach upon the land.

         6.10.7 The Facility (including, without limitation, all gas and electric systems, lighting, heating, ventilating, and air conditioning equipment and systems, elevators, radiators, incinerators, furnaces, hot water heaters, water, sewage, and plumbing systems, and fire protection and security systems) is in good operating order and repair without structural defect.

         6.10.8 The Real Property is zoned "I" by the City of Columbus.

         6.10.9 Each building has been constructed in conformity with the plans and specifications.

         6.10.10 If the land is composed of more than one parcel, the parcels are contiguous along their entire apparent common boundaries, except for the staff parking lot across the street, and there are no strips or gores between them.

         6.10.11 No gas or other wells, whether capped or uncapped, are located on or about the Real Property.

         6.10.12 All roads abutting the land have been paved, duly dedicated for public use, and accepted for maintenance by the municipality in which the Real Property is located.

         6.10.13 All public utilities required for the operation of the Real Property enter the Real Property through adjoining public streets or, if they pass through private land, they do so in accordance with valid, perpetual, recorded public easements. All utility lines situated on the Real Property have been properly dedicated to, and are serviced and maintained by, the appropriate public or quasi-public entity and will be available for use by Buyer upon transfer of title to the Real Property. All utility facilities presently serving the Real Property are adequate to service the Facility.

         6.11 ASSUMED CONTRACTS. Schedule 1.1(a)(vi) lists all contracts, agreements and instruments, including all modifications, amendments and waivers thereto, to which Seller is a party or by which the Facility or any of the Assets are bound and which Buyer has agreed to assume (collectively, the "Assumed Contracts"), complete copies of which have been delivered to Buyer. Other than the Assumed Contracts and the Excluded Contracts, there are no other contracts, agreements and instruments to which Seller is a party. Except as set forth in Schedule 1.1 (a)(vi), (a) all Assumed Contracts are in full force and effect and are valid and enforceable in accordance with their respective written terms; (b) Seller is not, to the best of Seller's knowledge, nor is any other party thereto, in default under any such Assumed Contract and no event, occurrence, condition or act now exists or, upon the consummation of the transactions contemplated by this Agreement will exist which, with the giving of notice or the lapse of time or both, would give rise to a default thereunder on the part of Seller or any other party thereto or would give rise to the right of any party or parties thereto to cancel or terminate thereunder, (c) Seller has no knowledge that there are any anticipated cancellations or terminations of any such Assumed Contract and there are any outstanding disputes thereunder; (d) no consent or approval of any party or parties thereto is required for the consummation of the transactions contemplated by this Agreement; and (e) no officer, director, stockholder, subsidiary or Affiliate of Seller has any financial interest, whether direct or indirect, in any such Assumed Contracts. Seller has no agreements with any patients or prospective patients which obligate or would obligate Seller to provide skilled nursing services at rates below Seller's current and standard rates for similar services or which are for terms longer than one month. Notwithstanding anything to the contrary contained herein, Buyer shall have the right to cause Seller to terminate any contract not being assumed by Buyer under this Agreement.

         6.12 BOOKS AND RECORDS. The books and records of the Facility made available to the Buyer set forth in all respects all transactions affecting the Facility, and such books and records have been properly kept and maintained in a manner consistent with sound business practice and are complete and correct to the best of knowledge of the Seller, in all material respects.

         6.13 TAXES. To the best of Seller's knowledge, no state of facts exists or has existed which would constitute grounds for the assessment against Buyer, whether by reason of transferee liability or otherwise, of any liability for any Taxes attributable to periods prior to the Closing Date by any taxing authority with regard to Seller's income or operations, Seller's properties or assets or any of the transactions contemplated by this Agreement.

         6.14 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 1, 1997, Seller has not:

                  (a) sold or committed to sell or assigned, transferred or leased any of the Assets materials to the operation of the Facility;

                  (b) made or suffered any material amendment or termination of any agreement, or contract, including, without limitation, any Assumed Contract, commitment, lease or plan to which it is a party or by which it is bound and which relates to the operations of the Facility, whether any such amendment resulted from written agreement, course of dealing, or operation of law;

                  (c) suffered any damage, destruction or loss, not fully covered by insurance, which materially adversely affects the business, operations, assets or properties of the Facility;

                  (d) received notice or otherwise had knowledge of any actual or potential labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have a material adverse effect on the operations of the Facility;

                  (e) made or granted any increase with respect to any wages, salaries or other compensation, or entered into any employment contract or agreement with any administrator, supervisor or employee in connection with the operations of the Facility, except for employment arrangements which, by their terms, will not continue past the Closing Date or are terminable by either party, without penalty, upon no more than 30 days prior notice;

                  (f) entered into any transaction other than in the ordinary course of business consistent with past practice; or

                  (g) experienced any materially adverse change in its financial condition, results of operations, business, assets or prospects.

         6.15     EMPLOYEE BENEFITS.

         6.15.1 For purposes of this Agreement: (i) "Benefit Plan" shall mean each employee benefit plan, contract and arrangement, including without limitation, each employee benefit plan within the meaning of Section 3(3) of ERISA, as to which Seller has any direct or indirect, actual or continent liability; (ii) "Business Benefit Plan" shall mean any Benefit Plan which provides benefits with respect to employees or former employees of Seller employed in connection with the Facility; and (iii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         6.15.2 Schedule 6.15.2 sets forth a list of all Business Benefit Plans. Seller has, with respect to each such plan, delivered to Buyer true and complete copies of (i) all plan texts and agreements; (ii) all summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent actuarial valuation; and
(v) if the plan is intended to quality under section 401 (a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service.

         6.15.3 With respect to each Benefit Plan, Seller has no direct or indirect, actual or contingent liability, other than to make payments for contributions, premiums or benefits when due in the ordinary course, all of which payments that are due have been made. Neither the Facility nor any Assets are subject to any Lien under ERISA or the Code.

         6.16 LABOR RELATIONS. There is no pending or threatened strike, picketing, work stoppage or work slowdown affecting the Facility. No union is certified by the National Labor Relations Board as collective bargaining agent for any employees of the Facility. No written demand is pending for recognition, no election for certification is scheduled, and no such demand is threatened. Seller will terminate all employees at the time of the Closing Date and Buyer shall be free to rehire such of said employees as Buyer desires in his sole discretion.

         6.17 INSURANCE. The Facility maintains, and has maintained, without interruption, during the past three years, adequate and sufficient policies or binders of insurance covering such risks and events, including personal injury, property damage and general liability, as are maintained by similar facilities in the ordinary course of business and as required by the holder of the HUD Mortgage. All of such policies and binders, a complete and accurate list of which is set forth in Schedule 6.17 and true and correct copies of which have been delivered to Buyer, are in full force and effect, and there is no default with respect to any provision contained in any such policy or binder, nor has there been any failure to give any notice or present any claim under any liability policy or binder in a timely fashion or in the manner or detail required by such liability policy or binder. There are no past due premiums or claims, and there are no provisions for retroactive or retrospective premium adjustments with respect to any of such policies or binders, and no notice of cancellation or nonrenewable with respect to, or disallowance of any claim under, any such policy or binder has been received by Seller. Seller has no actual knowledge of any state of facts that exists or any event which could occur which reasonably might form the basis of any claim against or relating to the Facility or its business or operations or any of its assets or properties which are not covered by any of such policies or binders.

         6.18 CAPITAL PROJECTS. There are no capital projects committed for or authorized by Seller for the Facility involving the expenditure of $25,000 or more.

         6.19 BROKERS AND FINDERS. Geoffrey E. Webster, Esq., has acted as counsel to Seller and has provided services as a finder or intermediary for the sale of the business the subject of this Agreement. Seller agrees to indemnify Buyer and hold Buyer harmless from all claims, demands, charges and costs, including reasonable attorney's fees, for any claims or demands for such fees or commissions arising out of this transaction which are generated by the actions of Seller.

         6.20 ENTIRE BUSINESS. To the best of Seller's knowledge, all material Assets transferred constitute all of the properties, rights, interests and business of Seller relating to the Facility, other than the Excluded Assets. Upon the transfer of the Assets to Buyer at the Closing, Buyer will own all of the properties, rights, interests and business (other than the Excluded Assets) utilized in or necessary or useful to the operation of the Facility in the manner in which the Facility has been operated up to and including the date hereof and as the Facility will be operated until the Closing Date.

         6.21 FULL DISCLOSURE. To the best of Seller's knowledge, all material documents and other papers delivered by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. To the best of Seller's actual knowledge, the information furnished by or on behalf of Seller to Buyer in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. There is no fact which Seller has not disclosed to Buyer in writing which materially adversely affects, or will materially adversely affect, either the Facility, the Assets or the business or condition (financial or otherwise) of Seller or the ability of Seller to perform this Agreement.

         6.22 NO ADVERSE CHANGE. Since December 1, 1997, there has been no materially adverse change in the assets, properties, business or condition, financial or otherwise, of Seller, nor is any such change threatened, nor has there been any damage, destruction or loss materially affecting the assets, properties, business or condition of Seller, whether or not covered by insurance.

         6.23 UNDISCLOSED LIABILITIES. Seller has no actual knowledge of any liabilities or obligations of Seller, either accrued, absolute, contingent or otherwise, except (a) those reflected or otherwise provided for in the balance sheet of Seller at September 30, 1997 and (b) those arising since September 30, 1997 in the ordinary course of business and which in the aggregate, are not material to Seller (except to the extent consistent with past practice), and except as provided in Schedule 5.3.

         6.24 HUD MORTGAGE. As of December 31, 1997, the unpaid principal balance of the HUD Mortgage, together with accrued interest, is Two Million Nine Hundred Thirty- Three Thousand Nine Hundred Ninety-Eight Dollars
($2,933,998.00).

         6.25 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller set forth in this Agreement and in any agreement, certificate, document or other paper delivered or given to Buyer by Seller pursuant to this Agreement will be materially true and correct to the best of knowledge of the Seller, as of the Closing Date with the same force and effect as if made on such date.

                   7. BUYER'S REPRESENTATIONS AND WARRANTEES.
                      ---------------------------------------

         Buyer represents and warrants to Seller as follows:

         7.1 DUE ORGANIZATION AND AUTHORITY. The corporate Buyer is a limited liability company duly organized and validly existing under the laws of the State of Ohio and is authorized to do business in the State of Ohio. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized and approved by all necessary action of the members of Buyer, has been duly and validly executed and delivered by Buyer and is a valid and legally binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

         7.2 BROKERS AND FINDERS. No broker, finder, agent or similar intermediary has acted on Buyer's behalf in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer. Buyer agrees to indemnify Seller and hold the Seller harmless from all claims, demands, charges and costs including reasonable attorneys fees, for any claims or demands for such fees or commissions arising out of this transaction which are generated by the actions of Buyer.

                             8. SELLER'S COVENANTS.
                                -------------------

Seller covenants as follows:

         8.1 OPERATION IN ORDINARY COURSE. From the date of this Agreement through the Closing Date, Seller shall (i) continue to conduct the business of the Facility in the ordinary course of business consistent with past practice,
(ii) preserve intact the condition of the Facility, ordinary wear and tear excluded, (iii) utilize good faith efforts to keep available the services of its present employees and preserve the good will of its suppliers and private pay patients, (iv) not take any action referenced in Section 6.14, (v) maintain or cause to be maintained all Licenses, (vi) perform all maintenance and repairs reasonably necessary to maintain the Facility and the Assets, (vii) maintain or cause to be maintained adequate insurance upon the Assets and the Facility in amounts required by the HUD Mortgage and sufficient to prevent Seller from being a co-insurer, (viii) take no action which shall cause any of the representations or warranties of Seller set forth in this Agreement to be untrue, (ix) pay the HUD Mortgage, and (x) make all contributions to each Benefit Plan that are required under each such plan with respect to any period prior to the Closing, without regard to whether such contributions are due on or before the Closing Date.

         8.2 RATES; PRIVATE PAY. Seller shall maintain the rate schedule currently in effect with respect to the Facility and shall use their good faith efforts to maintain its percentage of occupancy in the Facility at not less than the occupancy percentage at the Facility on the date hereof and its percentage of private pay patients in the Facility at not less than the percentage of private pay patients in the Facility on the date hereof, as set forth on
Schedule 6.7.

         8.3 ENVIRONMENTAL TRANSFER LAWS. Seller shall, at Seller's sole expense, comply in a timely fashion with the requirements of all Environmental Laws applicable to the transfer of the Facility and the Assets, if any. Seller shall complete all necessary disclosure statements required by Environmental Laws, if any, applicable to the transfer of the Facility and the Assets and provide the statements to Buyer prior to the Closing all in proper form for appropriate recordation and filing.

         8.4 SALES OR TRANSFER TAXES. All transfer, documentary, gross receipts, sales, use and property gains Taxes, and liabilities similar in nature, imposed or payable in connection with the sale or transfer of the Facility or the Assets to Buyer pursuant to this Agreement or the consummation of any of the transactions contemplated hereby, shall be paid by Seller. Seller shall timely file all required transfer Tax Returns and/or notices of the transfer of the Facility and the Assets with the appropriate Tax authorities. Buyer agrees to pay all other closing costs. Each party shall pay their own attorneys' fees.

         8.5 NOTICE OF BREACH: DISCLOSURE. Seller shall promptly notify Buyer of
(i) any event, condition or circumstance occurring from the date hereof to the Closing Date that would constitute a violation or breach of this Agreement or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article 4, and (ii) any event, occurrence, transaction or other item which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed as of the date hereof.

         8.6 COST REPORTS. Seller shall prepare and timely file all Medicaid and Medicare cost reports, terminating cost reports and HUD audit for 1997 required to be filed in respect of the Facility, including all cost reports and terminating cost reports for 1996 and/or 1997. Seller shall provide Buyer with drafts of each such cost report not less than (5) business days in advance of each such filing, or copies of reports already filed as of the date of this Agreement. Buyer shall have the right to examine and, if appropriate, comment upon the cost reports prior to their filing by Seller, insofar as such cost reports may affect Buyer's operation of the Facility after the Closing Date, including reimbursement basis.

         8.7 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 13, Seller shall not solicit or entertain offers from, negotiate with, or in any manner discuss, encourage, recommend or agree to any proposal of, any other potential buyer or buyers of the Assets or the Facility.

         8.8      EMPLOYEE MATTERS.

         8.8.1 EMPLOYEES. Pending the Closing, Seller shall use good faith efforts to retain the services of Seller's employees. Buyer or its tenant shall offer employment, on such terms and conditions as shall be determined by Buyer or its tenant, in their respective sole discretion, to those employees of Seller as Buyer or its tenant, in their respective sole discretion, shall determine but Buyer or its tenant shall not be required to offer employment to any or all of Seller's employees. Buyer's present intention is, however, to offer employment to substantially all of the employees of Seller actively involved in the operations of the Facility as of the Closing. The employment by Buyer or its tenant of any employee of Seller who accepts the terms of employment offered by Buyer will commence at the Effective Time. Seller agrees in this regard after waiver of contingencies to cooperate with Buyer by permitting Buyer or its prospective tenant throughout the period prior to the Closing to meet with Seller's employees at such times as shall be approved by Seller and to distribute to Seller's employees such forms and other documents relating to employment by Buyer or its tenant after the Closing as Buyer shall reasonably request. Seller shall pay the cost of any compensation, severance or other benefits which may be payable to Seller's employees or to such other persons as shall claim compensation, severance or other benefits in connection with the termination of their employment by Seller. Nothing in this Section shall be deemed to require Buyer to retain any of the employees it hires for any period of time or at any particular compensation rate or in any particular position. Seller shall pay to Seller's employees on or prior to the Closing Date the amount of all accrued wages payable to them through the Closing Date and shall reserve an amount estimated to pay the final payroll due after Closing.

         8.8.2 BENEFITS. Seller shall (i) be responsible for providing the appropriate notices to the employees of Seller pursuant to COBRA, (ii) continue to be responsible after the Closing Date for any benefit claims incurred by any employees of Seller (or their eligible dependents) prior to the Effective Time which become payable under the terms of any medical, hospitalization, disability, workers' compensation, or life insurance plan, coverage, obligation, practice, arrangement or any other plan that is a welfare benefit plan (as defined in Section 3(l) of ERISA) affecting such employees maintained by Seller, (iii) continue to be responsible for the cost of extended insurance coverage, if any, for any employees of Seller until such time, if any, that such employees become employed by Buyer, and (iv) continue to be responsible for liabilities, if any, arising prior to the Effective Time in connection with retiree health and other non-pension benefits payable to any employees of Seller.

         8.8.3 NO RIGHTS TO EMPLOYEES. Nothing in this Section 8.8 or elsewhere in this Agreement is intended to confer upon any past, present or future employee of Seller or his or her legal representatives any rights as a third party beneficiary or otherwise or any other rights or remedies of any nature of kind whatsoever under or by reason of this Agreement or the transactions contemplated hereby. Nothing contained in this Agreement shall restrict in any way Buyer's right, in its sole discretion, to establish, amend or terminate any employee benefit plan, arrangement, program, practice, policy or procedure.

         8.8.4 UNION CONTRACT. Prior to Closing, Seller shall notify in writing the Service Employees International Union, Local 47 of the change in ownership contemplated by this Agreement. Buyer will simultaneous with the Closing lease the Facility to a third party, who will be the true employer of any employees covered by the collective bargaining agreement.

         8.9 ASSIGNMENT OF CONTRACTS, RIGHTS, ETC. Anything contained in this Agreement or in any transfer document to the contrary notwithstanding, this Agreement and the transfer documents to be delivered hereunder shall not constitute an agreement to assign any contract or any claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder, except for the HUD Mortgage. Buyer shall within fifteen (15) days of the execution of this Agreement advise Seller of those contracts which Buyer desires to assume. Seller shall reasonably assist in securing such assignments, but make no representation or warranty regarding such agreements or their assignment.

         8.10 ADDITIONAL FILINGS. Seller shall timely prepare and file any other filings, reports or accounting that may be required by any lender of Seller, Governmental Authority or other entity in connection with operation and/or transfer of the Facility.

         8.11 SURVIVAL. The covenants contained in this Section 8 shall survive the Closing and the recording of the Deed and shall not be merged thereby.

                              9. BUYER'S COVENANTS.
                                 ------------------

         9.1 Buyer shall promptly notify Seller of (i) any event, condition or circumstance occurring from the date hereof to the Closing Date that would constitute a violation or breach of this Agreement or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article 5, and (ii) any event, occurrence, transaction or other item which would have been required to have been disclosed on any schedule or exhibit or other document to be delivered hereunder had such event, occurrence, transaction or item existed as of the date hereof.

         9.2 Buyer shall, beginning with the January 1998 payment, in a prompt and timely manner pay and perform the obligations due on the HUD Mortgage without demand by Seller and shall furnish proof of payment to Seller. This covenant shall survive the Closing Date until such time as Seller is released from any obligation and/or liability on the HUD Mortgage or until the HUD Mortgage is satisfied through Buyer's conventional financing.

                              10. MUTUAL COVENANTS.
                                  -----------------

         10.1 ACCESS. From the date hereof through the Closing Date, Seller shall provide Buyer or his tenant or operator and their authorized employees, agents, officers and representatives with access to the properties, books, records, Tax Returns, contracts, information, documents and personnel of Seller as they relate to the Facility and to the Assets during regular business hours, for the purpose of making such investigation of the Assets and the business, properties, financial condition and results of operations of the Facility as Buyer or its tenant or operator may desire.

         10.1.1 Following the Closing Date, (a) Seller shall give Buyer or its tenant or operator and their authorized employees, agents, officers, representatives and successors-in-interest, access to its books and records (and permit Buyer or its tenant or operator to make copies thereof) to the extent relating to the Facility, as Buyer or its tenant or operator may request, and
(b) Buyer or its tenant or operator shall give Seller and their authorized employees, agents, officers, representatives and successors-in-interest, access to the books and records of the Facility (and permit Seller to make copies thereof, at Seller's cost and expense) to the extent relating to periods prior to the Closing Date as Seller may reasonably request and at reasonable times for purposes of preparing Tax Returns and conducting proceedings relating to Taxes or other governmental inquires or reports including any audit requirement of the HUD mortgage.

         10.1.2 Following the Closing Date and for a period of six (6) years thereafter, the Parties shall each notify the other at least sixty (60) days prior to destruction or disposal of any books, records, Tax Returns, contracts, information or documents relating to the Facility and shall permit the other to remove or copy the same within such sixty (60) day period. No investigation by Buyer or its tenant or operator shall diminish or obviate in any way any of the representations, warranties, covenants or agreements of Seller contained in this Agreement or in the Exhibits or Schedules hereto, or in any other agreement, certificate or document delivered or given to Buyer or its tenant or operator by Seller pursuant to this Agreement.

         10.2 PHYSICAL INSPECTION; REPAIRS. Within sixty (60) days after the Closing Date, Buyer shall have the right, at its expense, to obtain an inspection of the Facility to determine if there are any structural defects deficiencies or deterioration in any building or improvements thereof or operating system therein, including compliance with applicable building, or fire codes, rules or regulations (collectively, "Defects"). Buyer shall be responsible for the first Thirty-five Thousand

Dollars ($35,000.00), in the aggregate, to remedy any Defects. Seller shall be responsible for the cost of Defects that are, in the aggregate, in excess of Thirty-five Thousand Dollars ($35,000.00). Buyer shall provide Seller with a written statement of the item(s) it claims are Defects within five (5) business days of the sixtieth day. Seller shall determine whether such items are Defects and, if so, contract for the repair or replacement of same in a prompt and diligent manner. Buyer shall have the right to approve the contractor and materials for such repair or replacement, which approval shall not be unreasonably withheld or delayed.

         10.3 REQUIREMENTS. Upon Buyer's receipt of a Change of Ownership Information Package and Application from the Ohio Department of Health, Buyer shall complete and return all required documents to the Ohio Department of Health within fifteen (15) business days. Seller has provided notice of intent to change ownership and Buyer shall request a Medicaid Certification and Participation Application Package to the Ohio Department of Human Services, for the issuance of a Medicare/Medicaid provider agreement in the name of the Buyer or its tenant or operator. The forms must be completed and submitted to the Ohio Department of Human Services no more than thirty (30) days following the Closing Date.

         10.4 EXISTING ACCOUNTS RECEIVABLE. The following procedure shall be followed for a period of six (6) months following the Closing Date with respect to the Existing Accounts Receivable:

         10.4.1 The Seller shall directly invoice and collect any and all of its accounts receivable following the Closing Date. However, any amounts received by Buyer after the Closing Date and expressly designated by the payer thereof as being in payment of an Existing Account Receivable shall be remitted by Buyer to Seller in the manner hereinafter provided. Nothing in this Section shall be deemed to in any way limit Seller's right to directly recover from account debtors any Existing Accounts Receivable or to exercise any remedies available to it against such account debtors.

         10.4.2 Buyer shall have no obligation to collect or pursue collection of any of Seller's accounts receivable in the absence of a separate contract regarding such collection. Buyer shall forward to Seller any funds received by Buyer which represent payment of an account receivable of Seller; provided, however, Buyer may offset any amount owed by Seller to Buyer pursuant to Section
2.2.2 against any funds received by Buyer and Buyer shall give Seller notice of such offset.

         10.4.3 Buyer shall make available to Seller books, papers and records necessary for Seller to complete final settlements pending with third party payors, including Medicare and Medicaid. Section 10.4 shall survive the Closing and recording of the Deed and shall be merged thereby.

         10.5 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, each party will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, all written, oral or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby, including, without limitation, patient lists, sources of supply, costs, pricing practices, trade secrets, financial information, business plans, budgets and projections and other proprietary information (collectively the "Confidential Information"), unless (i) such information is already known to such party or to others not bound by a duty of confidentiality, (ii) such information becomes publicly available through no fault of such party, (iii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or (iv) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the transactions contemplated by this Agreement are not consummated, each party receiving another party's Confidential Information will return or, at the disclosing party's option, destroy all of such Confidential Information, including, but not limited to, all copies thereof and extracts therefrom and shall not use such Confidential Information in any manner which may be detrimental to the disclosing party or its Affiliates.

         10.6 EXPENSES. Except as expressly otherwise provided herein, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

         10.7 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be issued, if at all, at such time and in such manner as Buyer shall determine. Unless consented to by each party prior to the Closing, the parties shall keep the provisions of this Agreement strictly confidential and make no disclosure thereof to any Person, other than such party' s respective legal and financial advisors and to such public agencies as may require notice and information including, as an example only, the Ohio Department of Human Services, and the Securities and Exchange Commission.

         10.8 CONSENTS AND APPROVALS. Buyer and Seller shall make all filings required in connection with the consummation of the transactions contemplated hereby and shall use their respective best efforts to obtain prior to the Closing Date all required consents and the transfer of all Licenses and to satisfy all other conditions set forth in Articles 3 and 4.

         10.9 SURVIVAL. The covenants contained in this Section 10 shall survive the Closing and the recording of the Deed and shall not be merged thereby for the time periods set forth herein or if no time period is set forth, then for a period not to exceed nine (9) months from the satisfaction of the Note.

                                11. RISK OF LOSS.
                                    -------------

         11.1 RISK OF LOSS. The risk of loss or damage to the Facility, by fire or otherwise, or by condemnation or any governmental taking, shall be upon Seller until the Closing of the transactions contemplated hereby.

         11.2 CASUALTY. If at any time prior to the Closing, the Facility or any "material part" (as hereinafter defined) of the Facility is damaged or destroyed by fire or other casualty, Seller shall immediately notify Buyer by written notice and Buyer shall have the right, within thirty (30) days after receiving such notice, to terminate this Agreement, whereupon neither party hereto shall have any further liability or obligation hereunder. If Buyer does not elect to terminate this Agreement, then the Closing shall take place as provided in this Agreement, and Seller will assign and transfer to Buyer at the Closing (by written instrument satisfactory to Buyer and acknowledged by the applicable insurer) all of Seller's right, title and interest in and to all insurance proceeds which are thereafter payable to Seller on account of such fire or casualty, and the Closing Payment shall be reduced by the amount of any insurance proceeds previously received by Seller and by the amount of any "deductible" under the insurance policy.

         11.3 CONDEMNATION. If at any time prior to the Closing, title to or the use of the Facility, or any part of the Facility, is taken or threatened to be taken by condemnation, eminent domain or other similar governmental taking (a "Condemnation"), Seller shall immediately notify Buyer by written notice and Buyer shall have the right, within thirty (30) days after receiving such notice, to terminate this Agreement, whereupon neither party hereto shall have any further liability or obligation hereunder. If Buyer does not elect to terminate this Agreement, then the Closing shall take place as provided in this Agreement, and Seller shall assign and transfer to Buyer at the Closing (by written instrument reasonably satisfactory to Buyer) all of Seller's right, title and interest in and to any awards or other amounts (the "Condemnation Proceeds") which may be payable by any Governmental Authority as the result of such Condemnation and the Closing Payment shall be reduced by the amount of any Condemnation Proceeds previously received by Seller. Prior to the Closing, Buyer shall have the right to participate in any hearings or proceedings with respect to any Condemnation.

         11.4 MATERIAL PART. For purposes of Section 11, a "material part" of the Facility shall mean any part which the Buyer reasonably determines would materially adversely affect the operations of the Facility if damaged, destroyed or taken by Condemnation. To be "material" the loss must render the Premises unfit for use and occupancy as a nursing home.


                         12. INDEMNIFICATION; REMEDIES.
                             --------------------------

         12.1 SURVIVAL. All representations, warranties and agreements contained in this Agreement or in any certificate, document or other paper delivered pursuant to this Agreement shall survive the Closing for the time periods set forth herein or if no time period is set forth, then for a period not to exceed nine (9) months from the satisfaction of the Note, notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty; provided, that if the Closing occurs, Seller shall have no liability (for indemnification or otherwise) with respect to any representation or warranty unless, on or before nine (9) months after the satisfaction of the Note, Seller is given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable to detail to the extent then known by Buyer, provided, however that a claim with respect to Sections 6.1 or 6.2 may be made at any time. Buyer shall have no liability (for indemnification or otherwise) with respect to any representation or warranty unless on or before nine (9) months after the satisfaction of the Note,

Buyer are given notice of a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent known by Seller. The covenants contained in this Section 12 of this Agreement shall survive the Closing and the recording of the Deed and shall not be merged thereby.

         12.2 INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Buyer and his respective agents, representatives, employees, members, officers, directors, stockholders, controlling persons and Affiliates (collectively, the "Buyer's Indemnities"), and shall reimburse the Buyer's Indemnities for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys' fees), whether or not involving a third party claim (collectively, "Damages"), arising from or in connection with (a) any material inaccuracy in any of the representations and warranties of Seller in this Agreement or in any certificate, document or other paper delivered by Seller pursuant to this Agreement, (b) any failure of Seller to perform or comply with any agreement to be performed or complied with by it in this Agreement, (c) any Retained Liability or Excluded Asset (including, without limitation, any Damages resulting from or relating to any audit by any Governmental Authority concerning the operation of the Facility by Seller prior to the Closing Date), (d) any matters pertaining to operations of the Facility on or before the Effective Date, and (e) the default under the HUD Mortgage as a result of the consummation of the transactions contemplated by this Agreement.

         12.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Seller and its respective agents, representatives, employees, officers, directors and stockholders (collectively, the "Seller's Indemnities") and shall reimburse the Seller's Indemnities for any Damages arising from or in connection with (a) any material inaccuracy in any of the representations and warranties of Buyer in this Agreement or in any certificate or other document delivered by Buyer pursuant to this Agreement, (b) any failure by Buyer to perform or comply with any agreement to be performed or complied with by Buyer in this Agreement,
(c) the Assumed Liabilities, (d) the transfer of the Trust Account Funds to Buyer as set forth in Section 6.5.4 herein above, and (e) any matters pertaining to operations of the Facility after the Effective Date.

         12.4 COMPANION AGREEMENT INDEMNIFICATION. Seller shall indemnify and hold harmless the Companion Buyer and his respective agents, representatives, employees, members, officers, directors, stockholders, controlling persons and Affiliates (collectively, the "Companion Buyer's Indemnities"), and shall reimburse the Buyer's Indemnities for Damages, arising from or in connection with any matter indemnified in Section 12.2 of the Companion Agreement. Buyer shall indemnify and hold harmless the Companion Seller and its respective agents, representatives, employees, officers, directors and stockholders (collectively, the "Companion Seller's Indemnities") and shall reimburse the Companion Seller's Indemnities for any Damages arising from or in connection with any matter indemnified in Section 12.3 of the Companion Agreement.

         12.5 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS. Promptly after receipt by an indemnified party under Section 12.2, 12.3 or 12.4 of oral or written notice of a claim or the commencement of any proceeding against it, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such proceeding shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint-representation would be inappropriate), to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by such indemnified party in connection with the defense thereof. If an indemnifying party assumes the defense of such proceeding, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party' s consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and there is no effect on any other claims that may be made against the indemnified party and
(ii) there sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnified party shall have no liability with respect to any compromise or settlement effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and it does not, within ten (10) days after the indemnified party's notice is given, waive notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such proceeding, but the indemnifying party shall not be bound by any determination of a proceeding so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

                                13. TERMINATION.
                                    ------------

         13.1 TERMINATION EVENTS. Subject to the provisions of Section 13.2, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated.

                  (a) by either Buyer or Seller if a material default or breach shall be made by the other party with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of its representations or warranties, and such default has not been cured within fifteen (15) days after the other party has provided such party with written notice thereof and has not been waived;

                  (b) by Buyer if the satisfaction of any of the conditions set forth in Article 4 is or becomes impossible, other than through failure of Buyer to fully comply with his obligations thereunder, and shall not have been waived by Seller on or before such date; or

                  (c) by Seller, if the satisfaction of any of the conditions set forth in Article 5 is or becomes impossible, other than through failure of Seller to fully comply with its obligations thereunder, and shall not have been waived by Buyer on or before such date;

                  (d) by either Buyer or Seller if the Closing shall not have occurred on or before December 31, 1997 or such later date as may be agreed upon in writing by the parties, provided, however, that a party may not terminate this Agreement under this Section 13.1 (d) if the Closing has not occurred as a result of such party's breach or willful failure to fulfill its obligation hereunder.

                  (e) pursuant to Sections 11.2 or 11.3 or

                  (f) by mutual consent of Buyer and Seller.

         13.2 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Section 13.1, all further obligations of the parties hereunder shall terminate. Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise and the exercise of a right of termination shall not be an election of remedies.

                         14. HUD MORTGAGE; REFINANCING.
                             --------------------------

         14.1 ACKNOWLEDGMENT. Seller and Buyer understand that the terms and conditions of the HUD Mortgage require certain acts that may not be satisfied prior to the Closing Date and they have therefore structured this Agreement to accomplish the desires of the parties with as minimal effect as foreseeable to the Seller's credit history. Notwithstanding the Closing, Buyer shall make good faith efforts to obtain all requisite approvals, consents and authorizations from any necessary party to the HUD Mortgage, or in the alternative, Buyer shall obtain conventional financing to refinance the HUD Mortgage. If Buyer assumes the HUD Mortgage, Buyer shall obtain the full release of Seller and any and all other signors, guarantors, makers or others from the HUD Mortgage and Buyer shall fund any replacement reserves and escrows and such existing reserves and escrows shall be returned to Seller.

         14.2 HUD MORTGAGE PREPAYMENT PENALTY. At such time that the HUD Mortgage is paid off and there is a prepayment penalty, fee or charge assessed by HUD, Seller agrees to pay such prepayment penalty, fee or charge assessed.

         14.3 REMEDY FOR BUYER'S INABILITY TO PERFORM. In the event Buyer is unable to obtain a release of Seller from any obligation of the HUD Mortgage or obtain conventional financing within one hundred eighty (180) days after the Closing Date and Buyer demonstrates good faith pursuit of such financing Seller shall consent to the extension of the Note given as partial payment of the Total Price for an additional ninety (90) days. If upon the expiration of the extended period Buyer has not obtained its financing, Seller may declare this Agreement and the Companion Agreement void and retain as its liquidated damages the Cash Amount and Buyer and Seller shall have no further liability hereunder. In such event Buyer shall give a general warranty deed and bill of sale returning to Seller all assets transferred by Seller to Buyer and any replacement(s) of any assets transferred to Buyer under this Agreement. Buyer and its agents, employees, contractors and any others having or claiming to have any right, title or interest in the property shall surrender possession of same to Seller and cooperate in the return to Seller of its full right title and interest in the Assets subject of this Agreement.


                                15. DEFINITIONS.
                                    ------------

         15.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) "Affiliate" shall mean, with respect to any natural person, corporation, partnership or other entity, a natural person or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.

                  (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (c) "Environmental Laws" shall mean any state, federal or local laws, ordinances, codes or regulations relating to pollution, natural resources, protection of the environment, or public health and safety, including, without limitation, laws and regulations relating to the handling and disposal of medical and biological waste.

                  (d) "Governmental Authority" shall mean any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitration body.

                  (e) "Hazardous Substances" shall mean (i) any hazardous or toxic waste, substance, or material defined as such in (or for the purposes of) any Environmental Law, (ii) asbestos-containing material,
         (iii) medical and biological waste, (iv) polychlorinated biphenyl's,
         (v) petroleum products, including gasoline, fuel oil, crude oil and other various constituents of such products, and (vi) any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any Environmental Laws.

                  (f) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  (g) "Lien" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, encroachment or other survey defect, transfer restriction or other encumbrance of any nature whatsoever.

                  (h) "Person" shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any Governmental Authority.

                  (i) "Tax" or "Taxes" shall mean:

                           (i) Any tax, duty, impost, fee or charge of any kind
                  or nature whatsoever imposed by any Governmental Authority, including, without limitation, any income, sales, transfer, transfer gains or use taxes, excise, franchise, business and occupation taxes, real or personal property taxes, and gross receipt, unemployment, FICA, FUTA, and other payroll taxes, and

                           (ii) Interest, additions and penalties (civil or
                  criminal) imposed in connection with any such tax and any interest in respect of any such additions or penalties, and professional fees incurred in connection with the defense, determination or litigation of any such tax liability.

                  (j) "Tax Returns" shall mean all federal, state, local, and foreign returns (including information returns), reports and declarations of any kind required to be filed by or on behalf of Seller with respect to Taxes, including, without limitation, Internal Revenue Service Form 990 (and any comparable form required to be filed under state or local law) and, if applicable, consolidated or combined federal, state or local income tax returns of the general and limited partners of Seller for Code purposes and any returns required with respect to the Taxes described in Section 6.13.

         15.2 The words "hereof," "herein," "hereby" and "hereunder," and words of like import, refer to this Agreement as a whole and not to any particular Section hereof. References herein to any Section, Schedule or Exhibit refer to such Section of, or such Schedule or Exhibit to, this Agreement, unless the context otherwise requires. All pronouns and any variations thereof refer to the masculine, feminine or neuter gender, singular or plural, as the context may require.

                               16. MISCELLANEOUS.
                                   --------------

         16.1 SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         16.2 FURTHER ASSURANCES. Each of the parties agrees that it will, from time to time after the date of this Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the transactions contemplated by this Agreement.

         16.3 WAIVER. Any provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time. No such waiver, amendment, or supplement shall be effective unless in writing and signed by Seller and Buyer.

         16.4 ENTIRE AGREEMENT. This Agreement (together with the certificates, agreements, Exhibits, Schedules, instruments and other documents referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, both written and oral, with respect to such subject matter.

         16.5 GOVERNING LAW: CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed entirely within such state. Any action or proceeding brought by a party against any other party in connection with this Agreement may be commenced in any federal or state court located in Franklin County, Ohio, and all objections to personal jurisdiction and venue in any action or proceeding so commenced are hereby waived. As long as service of process is by notice as provided in this Agreement or as required by any such court, all objections to improper service of process are hereby waived.

         16.6 ASSIGNMENT. Neither Buyer nor Seller may assign this Agreement to any other Person without the prior written consent of the other party provided, however, that (i) Buyer may assign its rights hereunder to one or more Affiliates of Buyer and (ii) Buyer or its permitted assigns may assign for collateral their rights hereunder to any Person who is providing financing for the Facility or the acquisition thereof but such assignment if permitted by Seller, shall not relieve the Buyer from performance of all of the terms and conditions of this Agreement. Buyer may assign its interest in this Agreement to a limited partnership or to such other entity as Buyer may desire; provided however, Buyer shall at all times remain the principal partner in the entity so that Seller shall be entitled to continue to conduct the closing of this transaction with Buyer.

         16.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when transmitted by telecopy (receipt confirmed), (c) on the fifth business day following mailing by registered or certified mail (return receipt requested), or (d) on the next business day following deposit with an overnight delivery service of national reputation, to the parties at the following addresses and telecopy numbers (or at such other address or telecopy number for a party as may be specified by like notice):

If to  Seller, to:

                  Marvin D. Kantor, Chairman
                  Wendt-Bristol Health Services Corp.
                  2 Nationwide, Suite 760
                  280 N. High Street
                  Columbus, Ohio 43215
                  Fax (614) 221-6168

and a copy to

                  Mr. Geoffrey E. Webster, Esq.
                  17 South High St., Ste. 600
                  Columbus, Ohio 43215
                  Fax (614) 461-7168

If to Buyer, to:

                  Harold Sosna
                  7 Hickory Hollow
                  Cincinnati, Ohio 45241

and a copy to     Benesch, Friedlander, Coplan & Aronoff
                  88 East Broad Street, Suite 900
                  Columbus, Ohio  43215
                  Attn: Janet K. Feldkamp, Esq.
                  Fax (614) 223-9330

         16.8 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         16.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         16.10 EXHIBITS AND SCHEDULES. The Exhibits and Schedules to this Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein.

         16.11 SEVERABILITY. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.


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



         16.12 NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries of this Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon any one other than the parties hereto (and their permitted successors and assigns) any right to insist upon or to enforce the performance of any of the obligations contained herein.

         16.13 TIME OF THE ESSENCE. The Parties hereto agree that timing is of the essence with respect to all actions required by the Seller and Buyer hereunder.

                        {Text continues on the next page}



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          "SELLER"

                                          AMERICAN CARE CENTER, INC., an
                                          Ohio corporation

                                          By: \s\ Marvin D. Kantor
                                              ---------------------------------
                                          Its:     Chairman
                                               --------------------------------

                                          Dated: December 19, 1997


                                          "BUYER"

                                          72 VENTURES, LTD., an Ohio limited
                                          liability company

                                          By: \s\ Raymond Schneider
                                             -----------------------------------
                                             Raymond Schneider, member

                                          By: \s\ Harold Sosna
                                             -----------------------------------
                                             Harold Sosna, member


                                          Dated: December 19, 1997


         Executed by the undersigned with respect to Section 2.1(d):

                                              \s\ Raymond Schneider
                                             -----------------------------------
                                                  Raymond Schneider

                                              \s\Harold Sosna
                                             -----------------------------------
                                                 Harold Sosna

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